Exhibit 3.2

GLUCOTRACK, INC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Glucotrack, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting of the Board held on July 13, 2026, which resolution amends and restates in its entirety the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on July 9, 2026 (the “Original Certificate of Designation”) and provides for the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation, as so amended and restated.

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, the Board previously established and fixed the number of shares to be included in a series of Preferred Stock designated as the Series A Convertible Preferred Stock and the designation, rights, preferences, and limitations of the shares of such series pursuant to the Original Certificate of Designation; and

WHEREAS, no shares of Series A Convertible Preferred Stock authorized pursuant to the Original Certificate of Designation have been issued as of the date hereof; and

WHEREAS, it is the desire of the Board to amend and restate the Original Certificate of Designation in its entirety to modify the designation, rights, preferences, and limitations of the shares of such series as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board by the Certificate of Incorporation and Section 151 of the DGCL, the Original Certificate of Designation is hereby amended and restated in its entirety to read as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Certificate of Designation” means this Amended and Restated Certificate of Designation of the Series A Convertible Preferred Stock, as the same may be amended, supplemented or otherwise modified from time to time.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Conversion” has the meaning set forth in Section 7.2.

“Conversion Ratio” has the meaning set forth in Section 7.3.

“Conversion Share(s)” means the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, as set forth in Section 7.2.

“Converted Stock” means the shares of Series A Convertible Preferred Stock that are converted into Conversion Shares upon the Automatic Conversion, as set forth in Section 7.4.

“Corporation” has the meaning set forth in the Preamble.

“Effective Date” means the second Business Day following the satisfaction of the Required Approvals, as set forth in Section 7.2.

“Fundamental Transaction” has the meaning set forth in Section 9.

“Holder” means a holder of Series A Convertible Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Original Certificate of Designation” has the meaning set forth in the Recitals.

“Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Corporation.

“Protective Provisions” has the meaning set forth in Section 11.

“Required Approvals” has the meaning set forth in Section 7.2.

“Series A Convertible Preferred Stock” has the meaning set forth in Section 2.

“Simple Majority” means the holders of at least a majority of the then issued and outstanding Series A Convertible Preferred Stock.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to this Certificate of Designation.

“Stockholder Approval” has the meaning set forth in Section 7.2.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

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“Trading Market” means The Nasdaq Stock Market LLC.

“Trading Market Approval” has the meaning set forth in Section 7.2.

2. Designation; Amount; Par Value; Rank. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”) and the number of shares constituting such series shall be 1,000,000. Each share of Series A Convertible Preferred Stock shall have a par value of $0.001, and a stated value equal to $40.30 (the “Stated Value”). The Series A Convertible Preferred Stock shall rank (i) senior to the Common Stock and any other class or series of Preferred Stock of the Corporation hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series A Convertible Preferred Stock, and (ii) pari passu with any class or series of Preferred Stock of the Corporation hereafter created, the terms of which specifically provide that such class or series shall rank pari passu to the Series A Convertible Preferred Stock, and (iii) junior to any other class or series of Preferred Stock of the Corporation hereafter created, the terms of which specifically provide that such class or series shall rank senior to the Series A Convertible Preferred Stock. The rights, preferences, powers, restrictions, and limitations of the Series A Convertible Preferred Stock shall be as set forth herein.

3. Voting. The Series A Convertible Preferred Stock shall have no voting rights, except with respect to the Protective Provisions.

4. Dividends. The Series A Convertible Preferred Stock shall be entitled to receive the same dividend or distribution as if the shares of Series A Convertible Preferred Stock had been converted into Common Stock immediately prior to the record date for such dividend or distribution.

5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, including, without limitation, a Fundamental Transaction (a “Liquidation”), the Holders shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series A Convertible Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series A Convertible Preferred Stock and (iii) in preference and priority to the holders of Common Stock or shares of any Preferred Stock the terms of which specifically provide that such class or series shall rank junior to the Series A Convertible Preferred Stock, an amount equal to the greater of: (X) 100% of the Stated Value, in proportion to the full and preferential amount that all shares of the Series A Convertible Preferred Stock are entitled to receive or (Y) such amount per share as would have been payable had all shares of Series A Convertible Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth herein or otherwise) pursuant to Section 7 immediately prior to such Liquidation. The Corporation shall mail written notice of any such Liquidation not less than 20 days prior to the payment date stated therein, to each Holder.

6. Redemption. The Series A Convertible Preferred Stock shall have no redemption rights.

7. Conversion.

7.1 Conversions at Option of Holder. The Series A Convertible Preferred Stock is not convertible at the election of the Holder.

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7.2 Automatic Conversion. Effective as of 5:00 p.m. Eastern time on the date that is the second Business Day following the later of (i) the date on which the Corporation’s stockholders approve the conversion of the Series A Convertible Preferred Stock into shares of Common Stock (each share, a “Conversion Share”) in accordance with the listing rules of the Trading Market (the “Stockholder Approval”), and (ii) the date on which the Trading Market has approved any required new listing application, including any resulting from a change in control (as contemplated in Nasdaq Listing Rule 5110(a)), such that (A) the Corporation satisfies all applicable initial and continuing listing requirements of the Trading Market (or has been granted a grace period therefrom), (B) the Corporation has not received any notice of non-compliance from the Trading Market, and (C) the Conversion Shares have been approved for listing on the Trading Market (collectively, the “Trading Market Approval” and together with the Stockholder Approval, the “Required Approvals”), such date being referred to herein as the “Effective Date,” each share of Series A Convertible Preferred Stock then outstanding shall automatically, and without any action required by the Holder thereof, convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below) (the “Conversion”).

7.3 Conversion Ratio. The “Conversion Ratio” for each share of Series A Convertible Preferred Stock shall be One Hundred (100) shares of Common Stock issuable upon the Conversion of each share of Series A Convertible Preferred Stock, subject to adjustment as provided herein.

7.4 Procedures for Conversion; Effect of Conversion. On the Effective Date, all outstanding shares of Series A Convertible Preferred Stock shall be converted into Common Stock, without any further action by the relevant Holder of such shares or the Corporation. The shares of Series A Convertible Preferred Stock that are converted in the Conversion are referred to as the “Converted Stock.” The Converted Stock shall be automatically cancelled and shall no longer be deemed outstanding as of the Effective Date, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the Holder to receive Conversion Shares in exchange therefor. The Conversion Shares shall be issued in book entry form and shall be delivered to the Holders within two Business Days of the Effective Date. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

7.5 Reservation of Stock. The Corporation shall take all such actions as may be necessary to assure that the Conversion Shares may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series A Convertible Preferred Stock.

7.6 No Charge or Payment. The issuance of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to Section 7.2 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the Holder in respect thereof.

8. Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Convertible Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 8 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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9. Adjustments for Merger or Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (collectively, a “Fundamental Transaction”) in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 8 hereof), then, following any such Fundamental Transaction, each share of the Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such Fundamental Transaction would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in Sections 7, 8 and 9 with respect to the rights and interests thereafter of the Holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in Sections 7, 8 and 9 (including provisions with respect to changes in and other adjustments of the Conversion Rate of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

10. Reissuance of Series A Convertible Preferred Stock. Any shares of Series A Convertible Preferred Stock converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and returned as authorized and unissued shares of capital stock of the Corporation.

11. Protective Provisions. For so long as any Series A Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the approval (at a meeting duly called or by written consent, as provided by law) of a Simple Majority:

(a) Amend any provision of this Certificate of Designation;

(b) Increase or decrease (other than by redemption or conversion) the total number of authorized Preferred Stock of the Corporation;

(c) Amend the Certificate of Incorporation (including by designating additional series of Preferred Stock) in a manner which adversely affects the rights, preferences and privileges of the Series A Convertible Preferred Stock;

(d) Effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into Series A Convertible Preferred Stock; or

  (e) Alter or change the rights, preferences or privileges of the Series A Convertible Preferred Stock so as to affect adversely the shares of such series (collectively, the “Protective Provisions”).

12. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 12).

13. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Simple Majority.

[signature page follows]

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IN WITNESS WHEREOF, Glucotrack, Inc. has caused this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer on July 13, 2026.

GLUCOTRACK, INC.

By:	/s/ Paul V. Goode
Name:	Paul V. Goode
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Series A Preferred Stock Certificate of Designation]